Exhibit 99.1

Cross Country Healthcare to Participate in J.P. Morgan Ultimate Services Investor Conference and SunTrust 2015 Financial Technology, Business and Government Services 1-1 Conference

BOCA Raton, Fla.--(BUSINESS WIRE)--October 22, 2015--Cross Country Healthcare, Inc. (Nasdaq: CCRN) announced today that it is scheduled to present at two upcoming conferences:

  William J. Grubbs, President and Chief Executive Officer, and William J. Burns, Chief Financial Officer will be presenting at the J.P. Morgan Ultimate Services Investor Conference on Tuesday, November 10, 2015 at 10:30 a.m. Eastern Standard Time, at J.P. Morgan’s office located at 383 Madison Avenue, New York, New York.
  William J. Grubbs, President and Chief Executive Officer, and William J. Burns, Chief Financial Officer, will participate in the SunTrust 2015 Financial Technology, Business and Government Services Conference on Thursday, November 12, 2015 at the Westin Grand Central Hotel in New York. This event consists of small group and one-on-one investor meetings and no formal presentations are being made.

An audio webcast and presentation of the J.P. Morgan conference will be available on the Company's website at www.crosscountryhealthcare.com in the Investor Relations section under ‘Events and Presentations'.

About Cross Country Healthcare

Cross Country Healthcare, Inc., headquartered in Boca Raton, Florida, is a national leader in providing leading-edge healthcare workforce solutions. Our solutions are geared towards assisting our clients solve labor cost issues while maintaining high quality outcomes. With more than 30 years of experience, we are dedicated to placing highly qualified nurses and physicians as well as allied health, advanced practice, clinical research, and case management professionals. We provide both retained and contingent placement services for physicians, as well as retained search services for healthcare executives. We have more than 6,000 active contracts with a broad range of clients, including acute care hospitals, physician practice groups, nursing facilities, rehabilitation and sports medicine clinics, government facilities, as well as nonclinical settings such as homecare and schools. Through our national staffing teams and network of more than 70 branch office locations, we are able to place clinicians for travel and per diem assignments, local short-term contracts and permanent positions. We are a market leader in providing flexible workforce management solutions, which include managed services programs (MSP), workforce assessments, internal resource pool consulting and development, electronic medical record (EMR) transition staffing and recruitment process outsourcing.

Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

CONTACT:
Cross Country Healthcare, Inc.
William J. Grubbs, 561-237-6202
President and Chief Executive Officer
wgrubbs@crosscountry.com